                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C., 20549


                                  SCHEDULE 14A


                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:


     [_]  Preliminary Proxy Statement

     [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [_]  Definitive Proxy Statement

     [_]  Definitive Additional Materials

     [X]  Soliciting Material under Rule 14a-12

                       3-DIMENSIONAL PHARMACEUTICALS, INC.

                (Name of registrant as specified in its charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee: (Check the appropriate box):

     [X]  No fee required

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          1)   Title of each class of securities to which transaction applies:

          2)   Aggregate number of securities to which transaction applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          4)   Proposed maximum aggregate value of transaction:

          5)   Total fee paid:

     [_]  Fee paid previously with written preliminary materials:

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

     In connection with the merger transaction described in the accompanying press release, 3DP intends to file a proxy statement and other materials with the Securities and Exchange Commission. Security holders are urged to read the proxy statement and these other materials when they become available because they will contain important information. Security holders may obtain a free copy of the proxy statement and these other materials when they become available, as well as other materials filed with the Securities and Exchange Commission concerning 3DP at the Securities and Exchage Commission web site at http://www.sec.gov. Security holders of 3DP may also obtain for free the proxy statement and other documents filed by 3DP with the Securities and Exchange Commission in connection with the above-described transactions by directing a request to 3DP at 1020 Stony Hill Road, Yardley, PA 19067; Attention: Investor Relations.

     3DP and its directors and executive officers may be deemed to be participants in the solicitation of proxies from 3DP stockholders with respect to the merger. Information regarding these directors and executive officers and their ownership of 3DP common stock is contained in the proxy statement for 3DP's 2002 annual meeting of stockholders. Additional information regarding these directors and executive officers and their interests will be included in the proxy statement.

Corporate Contact:                                 Investor and Media Inquiries:

3-Dimensional Pharmaceuticals, Inc.                Rx Communications
Scott Horvitz                                      Melody Carey
Chief Financial Officer                            Co-President
267.757.7208                                       917.322.2571
horvitz@3dp.com                                    mcarey@rxir.com



            3-DIMENSIONAL PHARMACEUTICALS ANNOUNCES AN EXTENSION OF
                   RESEARCH FUNDING ON THROMBIN COLLABORATION

Yardley, PA - February 4, 2003 - 3-Dimensional Pharmaceuticals, Inc. (3DP) (Nasdaq: DDDP), a drug discovery and development company, today announced that the research term under its thrombin collaboration with Centocor, Inc., and Johnson & Johnson Pharmaceutical Research and Development, L.L.C., both members of the Johnson & Johnson family of companies, has been extended through December 2003. Under the extension, 3DP will receive approximately $1.4 million in additional research funding and will continue to be eligible for milestone payments and royalties on sales of any products marketed under the agreement.

     The original agreement granted worldwide rights to 3DP's orally active direct thrombin inhibitor program to Centocor in December 2000. Since entering into the collaboration, the companies have expanded it to include inhibitors of other targets. In October 2001, 3DP received a $4 million development milestone payment under the agreement.

     "We are pleased with the extension of our existing relationship," said David C. U'Prichard, Ph.D., Chief Executive Officer of 3DP. Earlier this month Johnson & Johnson and 3DP signed a definitive agreement under which Johnson & Johnson will acquire 3DP. The acquisition is expected to close during the first half of the second quarter of 2003, subject to regulatory approvals and other closing conditions.

     Thrombin is an enzyme that converts fibrinogen to fibrin, causing blood clotting. Excessive blood clotting, or thrombosis, is a significant factor in cardiovascular and related diseases. It is estimated that more than 5 million people in the United States are treated each year for thrombotic conditions associated with heart attack, stroke, unstable angina, pulmonary embolism, bypass surgery, angioplasty, atrial fibrillation and venous thrombosis associated with surgical procedures.

     3DP (http://www.3dp.com) is an integrated bio-pharmaceuticals company dedicated to revolutionizing small molecule drug discovery and development. 3DP's proprietary platform, DiscoverWorks(R), has the potential to produce drug candidates suitable for faster development, with fewer resources and a higher probability of success than using conventional drug discovery methods. 3DP is developing its own drug pipeline and collaborates with other pharmaceutical companies in discovery and development.

     Statements in this press release that are not historical are "forward-looking" statements that involve a high degree of risk and uncertainty. Such statements are only predictions, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks associated with the satisfaction of closing conditions to the completion of the acquisition by Johnson & Johnson, our new and uncertain technologies, clinical trials and product development, the long and arduous process of obtaining regulatory approval, our dependence on existing strategic alliances and new collaborations, our dependence on patents and proprietary rights, our ability to protect and enforce our patents and proprietary rights, the development and availability of competitive products or technologies, our ability to attract and retain talented employees, our cash burn and our ability to manage our efforts as a company increasingly focused on internal product research and development. These risks and uncertainties are discussed in the section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission entitled "Factors Affecting the Company's Prospects".